Exhibit 99.1

DaVita Healthcare Partners Announces CFO Transition

DENVER (March 27, 2015) – DaVita HealthCare Partners Inc. (NYSE: DVA), one of the nation’s largest and most innovative health care communities, today announced that Garry E. Menzel, Ph.D., chief financial officer, is leaving to return to the biopharmaceutical industry.

“I have enjoyed my time at DaVita. It has been a tremendous learning experience,” said Menzel. “I will miss working with teammates who are having such a profound effect on the delivery of health care around the world.”

“I appreciate Garry’s service and contribution to the DaVita Village,” said Kent Thiry, co-chairman and CEO of DaVita HealthCare Partners. “I wish him all the best as he returns to his professional roots.”

James K. Hilger, will serve as interim chief financial officer effective March 30, 2015, in addition to continuing in his current role of chief accounting officer. Menzel will remain on board for a period of time to ensure a smooth transition.

DaVita has long maintained a strong finance leadership team. In addition to Hilger, the team includes LeAnne Zumwalt, group vice president, Jim Gustafson, Vice President of Investor Relations, Chet Mehta, Group Vice President of Finance, and Guy Seay, a division Chief Financial Officer. Collectively they represent over seven decades of DaVita experience and are some of the longest tenured executives at DaVita. They will serve as partners with Hilger in guiding and executing the financial strategy of the organization.

About DaVita HealthCare Partners

DaVita HealthCare Partners Inc., a Fortune 500® company, is the parent company of DaVita Kidney Care and HealthCare Partners. DaVita Kidney Care is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of Dec. 31, 2014, DaVita Kidney Care operated or provided administrative services at 2,179 outpatient dialysis centers located in the United States serving approximately 173,000 patients. The company also operated 91 outpatient dialysis centers located in 10 countries outside the United States. HealthCare Partners manages and operates medical groups and affiliated physician networks in Arizona, California, Nevada, New Mexico, and Florida in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of Dec. 31, 2014, HealthCare Partners provided integrated care management for approximately 837,000 patients. For more information, please visit DaVitaHealthCarePartners.com.

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Contact Information

Media:

Skip Thurman

(303) 876-6610

Skip.Thurman@DaVita.com

Investors:

Jim Gustafson

(310) 536-2585

Jim.Gustafson@DaVita.com